Exhibit 99.1

News Release
One Centerpointe Drive, Ste. 200, Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release: June 23, 2025, 6:00 a.m. EDT	Contact:	Jack Isselmann, Public Relations
Justin Roberts, Investor Relations
Ph: (503) 684-7000

Greenbrier Elects Stevan Bobb and Jeffrey Songer to Board of Directors

Greenbrier’s Board of Directors increases to 10 members

New directors bring substantial rail industry expertise to Greenbrier

Lake Oswego, Oregon, June 23, 2025 – The Greenbrier Companies, Inc. (NYSE: GBX) (Greenbrier), a leading international supplier of equipment and services to global freight transportation markets, announced today the election of Stevan Bobb and Jeffrey Songer to the Company’s Board of Directors. The election of Bobb and Songer increases Greenbrier’s Board from eight to ten members, nine of whom are independent directors.

Stevan Bobb

Bobb joins Greenbrier’s Board after completing 36 years with the Class I railroad BNSF Railway (BNSF) in 2024. His experience at BNSF includes prominent roles in strategic commercial and operational leadership within the rail industry.

From 2013 to 2024, Bobb served as Executive Vice President and Chief Marketing Officer for BNSF. During this time, he directed the company’s sales and marketing activities, customer service, short line relations, planning and forecasting, and economic development activities. Bobb also chaired the Board of Directors for BNSF Logistics, a subsidiary of BNSF. He represented BNSF on TTX’s board from 2016 to 2024, serving as Audit Committee Chair and on the Compensation Committee. TTX is a railcar pool operator owned by several railroad companies.

From 2006 to 2013, he held the position of Group VP Coal, where he led the marketing and coal equipment management teams. From 2005 to 2006, he oversaw the Texas Division front-line rail operations as General Manager of Division Operations. During this time, his responsibilities included ensuring freight trains’ safe and efficient movement, compliance with safety and regulatory standards, and prioritizing customer satisfaction.

Earlier in his career at BNSF, he held various leadership roles in agricultural products, industrial products, and operations, including leading teams that oversaw BNSF’s railcar fleets and intermodal and automotive facility operations.

Bobb holds two B.S. degrees in animal and plant science, respectively, with a minor in agricultural economics from North Dakota State University. He has also pursued graduate studies in agricultural economics and completed the Advanced Management Program at Harvard University Graduate School of Business Administration.

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Greenbrier Elects New Directors… (Cont.)	Page 2

“Steve is a skilled leader who brings decades of experience from the rail industry to Greenbrier. His background includes a proven track record of delivering new products, optimizing operating efficiencies, and developing customer-focused commercial strategies. His comprehensive understanding of agricultural, chemical, and industrial products will help Greenbrier enhance our customer experience model across multiple markets. These qualities support Greenbrier’s strategic planning and the execution of its initiatives,” said Lorie Tekorius, Chief Executive Officer & President.

Jeffrey Songer

Songer joins Greenbrier’s Board with 30 years of expertise in operations, engineering, and finance, 18 of which were spent in leadership roles at Kansas City Southern (KCS), a Class I railroad through 2024. He previously served on the board of the Panama Canal Railway, a KCS subsidiary.

From 2021 to 2023, Songer served as EVP of Strategic Merger and Planning for KCS during the $31 billion merger that created Canadian Pacific Kansas City (CPKC). Before this, he managed the railroad’s operations in the U.S. and Mexico, spanning transportation, mechanical, engineering, labor, and safety functions.

Songer brings an advanced perspective on U.S.-Mexico relations and international labor management. This experience is valuable for Greenbrier, which has significant operations in the U.S. and Mexico. He has extensive railroad industry knowledge, covering railroad mechanical systems, equipment, and maintenance. His experience also includes risk management, environmental, social and governance reporting and financial planning and analysis. Songer has managed substantial capital and operating expense budgets.

Songer has served in a range of leadership roles in the rail industry. From 2014 to 2021, he was a member of the Association of American Railroads (AAR) Safety and Operations Management Committee, serving as Chair from 2019 to 2021. He also served AAR on its Transportation Technology Center and Operation Lifesaver boards. Songer’s industry contributions include board service at AAR subsidiary Railinc Corporation from 2016 to 2021. Railinc is the digital backbone of the freight rail network, ensuring safe, efficient, and interoperable operations by providing data, software, and messaging services to the North American freight rail industry.

Songer holds a bachelor’s degree in architectural engineering and a master’s degree in business administration from the University of Kansas.

“Jeff is an exceptional addition to our Board. He brings a rare combination of railroad industry experience and a deep understanding of international labor relations, particularly in Mexico, where Greenbrier employs thousands of individuals. His leadership of the CPKC merger highlights his business acumen, perseverance and a forward-thinking approach to supply chain integration and operating efficiency. The Board will depend on Jeff’s insights as we advance our strategy to enhance profitability, streamline our business structure, and increase value for Greenbrier shareholders,” said Thomas Fargo, Greenbrier Board Chair.

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About Greenbrier

Greenbrier, headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to global freight transportation markets. Through its wholly-owned subsidiaries and joint ventures, Greenbrier designs, builds and markets freight railcars in North America, Europe and Brazil. We are a leading provider of freight railcar wheel services, parts, maintenance and retrofitting services in North America. Greenbrier owns a lease fleet of approximately 16,600 railcars that originate primarily from Greenbrier’s manufacturing operations. Greenbrier offers railcar management, regulatory compliance services and leasing services to railroads and other railcar owners in North America. Learn more about Greenbrier at www.gbrx.com.

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